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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires: September 30, 1998
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b).

                   U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
    Ellwood       Richard              S.         FelCor Suite Hotels, Inc. (FCH)               to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (MI)        3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
545 E. John Carpernter Frwy. Ste# 1300            Person (Voluntary)         June   1998        ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Irving             TX          75062-0000                                Date of Original
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                             -------------      (Check Applicable Line)
                                                                                                  X Form filed by One Reporting
                                                                                                 ---   Person
                                                                                                    Form filed by More than One
                                                                                                 ---   Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Security Acquired (A)    5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 & 5)            cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 & 4)      (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A)      Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                  06/09/1998   P               500     A     $33.1875
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Common Stock                  06/18/1998   P               500     A     $32.8125        7000               D
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Common Stock                                                                              800               I(01)  1997 Charitable
                                                                                                                   Trust
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Common Stock                                                                             1000               I(02)  By Spouse
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.          SEC 1474 (7-96)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                       Page 1 of 2
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
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 & 4)        ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            & 5)                                                   (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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EXPLANATION OF RESPONSES:

     (01) Held by Richard S. Ellwood 1997 Charitable Trust, under which Mr. Ellwood is an income beneficiary and trustee.

     (02) Owned by Mr. Ellwood's spouse, in which shares Mr. Ellwood disclaims any beneficial interest.


                                                                                             /s/ RICHARD S. ELLWOOD          7/6/98
**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  ------------------------------- ------
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                **Signature of Reporting Person   Date


Note: File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7-96)

Potential persons who are to respond to the collection of informations contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Ellwood, Richard S.                                              Felcor Suite Hotels, Inc.               JUN - 1998 PAGE 2 OF 2
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